AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 2009
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CPEX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-1172076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Holland Way, Exeter, NH	03833
(Address of Principal Executive Offices)	(Zip Code)
CPEX Pharmaceuticals, Inc. Amended and Restated 2008 Equity Incentive Plan
(Full title of the plan)

Robert P. Hebert
Chief Financial Officer
CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, New Hampshire 03833
(Name and address of agent for service)
(603) 658-6100
(Telephone number, including area code, of agent for service)

Copy to:
Nathaniel S. Gardiner, Esq.
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price (3)	registration fee
common stock, $.01 par value per share (4)	100,000 shares	$9.30	$930,000	$51.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our common stock may be issued or issuable under our Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) as a result of a stock split, stock dividend or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on June 12, 2009 as reported on The Nasdaq Capital Market.

(3)	This Registration Statement registers an additional 100,000 shares issuable under the 2008 Plan. We have previously registered 754,601 shares issuable under the 2008 Plan under Registration No. 333-152040.

(4)	Includes preferred stock purchase rights which initially attach to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

PART II
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Edwards Angell Palmer & Dodge LLP
Ex-23.1 Consent of Deloitte & Touche LLP
Ex-99.1 CPEX Pharmaceuticals. Inc. Amended and Restated 2008 Equity Incentive Plan

STATEMENT REGARDING INCORPORATION BY REFERENCE
FROM EFFECTIVE REGISTRATION STATEMENTS
     This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to our Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) is already effective. Pursuant to General Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the registration statement we filed on Form S-8 (File No. 333-152040) with the Securities and Exchange Commission on June 30, 2008 in its entirety and including exhibits thereto, relating to the registration of 754,601 shares of our common stock, $0.01 par value per share, respectively, authorized for issuance under the 2008 Plan. This Registration Statement provides for the registration of an additional 100,000 shares of our common stock authorized for issuance under the 2008 Plan pursuant to an amendment and restatement of the 2008 Plan adopted by our stockholders on June 18, 2009.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
See Exhibit Index immediately following the signature page.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Exeter, State of New Hampshire, on June 18, 2009.

CPEX PHARMACEUTICALS, INC.
By:	/s/ Robert P. Hebert
Robert P. Hebert
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of CPEX Pharmaceuticals, Inc., hereby severally constitute and appoint Robert P. Hebert our true and lawful attorney-in-fact, with full power to him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable CPEX Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John A. Sedor John A. Sedor	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2009

/s/ Robert P. Hebert Robert P. Hebert	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2009

/s/ James R. Murphy James R. Murphy	Chairman and Director	June 18, 2009

/s/ John W. Spiegel John W. Spiegel	Director	June 18, 2009

/s/ Michael McGovern Michael McGovern	Director	June 18, 2009

/s/ Miguel Fernandez Miguel Fernandez	Director	June 18, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit

5.1	Opinion of Edwards Angell Palmer & Dodge LLP. Filed herewith.

23.1	Consent of Deloitte & Touche LLP. Filed herewith.

23.2	Consent of Edwards Angell Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included in the signature page of this Registration Statement).

99.1	CPEX Pharmaceuticals, Inc. Amended and Restated 2008 Equity Incentive Plan. Filed herewith.